Exhibit 10.13

CERTIFIED A TRUE COPY OF THE ORIGINAL CHARLES RUSSELL LLP

Dated 14 OCTOBER 2010

(1)	SEGRO (WINNERSH) LIMITED

(2)	SEQUANS COMMUNICATIONS LIMITED

LEASE

relating to premises known as Unit 155 Wharfedale Road, IQ Winnersh, Reading

Eversheds LLP	Tel 0845 497 9797
1 Callaghan Square	Fax 0845 498 7333
Cardiff	Int +44 29 2047 1147
CF10 5BT	DX 33016 Cardiff
www.eversheds.com

CONTENTS

Lease Particulars

	6.4	Contracts (Rights of Third Parties) Act 1999	17
	6.5	Option to determine following damage by an Uninsured Risk	17
	6.6	Common Parts	18
7	OPTION TO DETERMINE		18

Schedules
1	Description of the Premises		20
2	Part 1: The rights		21
	Part 2: The exceptions and reservations		21
3	Obligations of the Surety		23
4	Documents and matters affecting title		25
5	Part 1: Service Charge for the Estate		26
	Part A: Heads of Expenditure		26
	Part B: Calculation of the Service Charge		27
	Part 2: Costs of Winnersh 100 facilities		28
	1	Accessways and Landscaping	28
	2	Other Facilities	29

LAND REGISTRY PARTICULARS

LR1. Date Of Lease

14 OCTOBER 2010

LR2. Title Number(s)

LR2.1 Landlord’s title number(s)

BK167503 and BK183097

LR2.2 Other Title Numbers

None

LR3. Parties To This Lease

Landlord

SEGRO (WINNERSH) LIMITED (incorporated and registered in England and Wales under company registration number 5472073), the registered office of which is at Cunard House, 15 Regent Street, London SW1Y 4LR.

Tenant

SEQUANS COMMUNICATIONS LIMITED (incorporated and registered in England and Wales under company registration number 05641993), the registered office of which is at 125 Wharfedale Road, Winnersh Triangle, Reading, Berkshire RG41 5R8.

Other parties

None.

LR4. Property

Building 155 Wharfedale Road, IQ Winnersh, Reading RG41 5RB and more particularly described in the First Schedule to the Lease and shown edged red on the Lease Plan.

In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail.

LR5. Prescribed Statements etc.

None.

LR6. Term for which the Property is leased

Five years from and including the date of this Lease

To and including 13 OCTOBER 2015

LR7. Premium

None.

LR8. Prohibitions or restrictions on disposing of this lease

This lease contains a provision that prohibits or restricts dispositions.

LR9. Rights of acquisition etc.

LR9.1 Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land

None.

LR9.2 Tenant’s covenant to (or offer to) surrender this lease

None.

LR9.3 Landlord’s contractual rights to acquire this lease

None.

LR10. Restrictive covenants given in this lease by the Landlord in respect of land other than the Property

None.

LR11. Easements

LR11.1 Easements granted by this lease for the benefit of the Property

The easements granted for the benefit of the Property as specified in this lease at part 1 of the Second schedule.

LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property

The easements granted or reserved by this lease over the Property as specified in this lease at part 2 of the Second schedule.

LR12. Estate rentcharge burdening the Property

None.

LR13. Application for standard form of restriction

None.

LR14. Declaration of trust where there is more than one person comprising the Tenant

None.

THIS LEASE IS A NEW TENANCY FOR THE PURPOSES OF THE LANDLORD AND TENANT (COVENANTS) ACT 1995.

Based upon Ordnance Survey image with the permission of The Controller of Her Majesty's Stationery Office, c Crown Copyright. Slough Estates plc, Slough SL1 4EE. Licence N°100019158

HOTEL
NORTH
B
WHARFEDALE ROAD
ESKDALE ROAD
SERVICE ROAD
RAILWAY
105
110
115
120
125
130
135
140
145
150
155
P
DEMISELINE (RED LINE)
DEMISED CAR PARKING
LANDSCAPING (GREEN HATCH)
RIGHT OF WAY (BROWN HATCH)
RIGHT OF WAY PEDESTRIANS ONLY (PURPLE HATCH)
THE DEVELOPMENT (BLUE LINE)

LEASE PLAN

155 WHARFEDALE ROAD
IQ WINNERSH
WOKINGHAM

DATE: 02.08.10 | 1:750@A3

DRAWING FILE: xx

SEGRO

SEGRO PLC
234 Bath Road
Slough SL1 4EE
Tel. 01753 537171

PARTICULARS

DATE	14 OCTOBER 2010

LANDLORD	SEGRO (WINNERSH) LIMITED.

Registered Office:	Cunard House, 15 Regent Street, London SW1Y 4LR.

Company Registration Number:	5472073

TENANT	SEQUANS COMMUNICATIONS LIMITED

Registered Office:	125 Wharfedale Road, Winnersh Triangle, Reading, Berkshire RG41 5RB.

Company Registration Number:	05641993

SURETY	None.

ESTATE	The area from time to time comprising the Landlord’s estate known as IQ Winnersh of which the Premises form part as currently shown on the title plan of title numbers BK167503 and BK183097.

PREMISES	The land and building described in the First Schedule and known as Unit 155 Wharfedale Road IQ Winnersh, Reading as shown edged red on the Lease Plan.

COMMENCEMENT DATE	The date of this Lease.

TERM	Five years together with the period of any continuation or extension of the tenancy granted by this lease.

RENT COMMENCEMENT DATE	The date of this Lease.

RENT	Eighty-Five Thousand Three Hundred and Ninety Nine Pounds (£85,399) per annum.

PERMITTED USE	Use for offices or such other purpose within Class B1 of the Schedule to the Town and Country Planning (Use Classes) Order 1987 (as amended or replaced from time to time) as the Landlord may first approve in writing (such approval not to be unreasonably withheld or delayed).

LEASE

DATE 14 OCTOBER 2010

PARTIES

(1)	SEGRO (WINNERSH) LIMITED (incorporated and registered in England and Wales under company registration number 5472073), the registered office of which is at Cunard House, 15 Regent Street, London SW1Y 4LR (the “Landlord”); and

(2)	SEQUANS COMMUNICATIONS LIMITED (incorporated and registered in England and Wales under company registration number 05641993), the registered office of which is at 125 Wharfedale Road, Winnersh Triangle, Reading, Berkshire RG41 5RB (the “Tenant”).

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS

In this lease the following expressions have the meanings indicated:

“Accessways” means the accessways shown for the purpose of identification only hatched brown and in part hatched purple on the Lease Plan

“Act” means the Landlord and Tenant (Covenants) Act 1995;

“Authorised Guarantee Agreement” has the meaning defined in and for the purposes of section 16 of the Act and the form of such agreement shall be as reasonably required by the Landlord;

“Common Parts” means all parts of the Estate not from time to time let or intended to be let including all walls (including retaining walls), fences, car parks, service areas, footpaths, unadopted roads, circulation areas, forecourts, landscaped areas and structures, refuse areas and structures, estate office, security guards’ office, closed circuit television monitoring office, landscaping compound, Conducting Media and other amenities from time to time within or appurtenant to the Estate the use or enjoyment of which is common to some or all of the tenants or occupiers of the Estate;

“Conducting Media” means all sewers, drains, pipes, wires, watercourses, subways, cables, apparatus, conduits and any other media or works for the conduct or transmission of any service matter or material (including any media and works in respect of the sprinkler system at the Estate);

“Estate Roads” means:

(a)	the roads pavements and paths shown for the purpose of identification only hatched brown on the Lease Plan (or any road pavement or path at any time replacing any of them); and

(b)	such other roads pavements and paths at IQ Winnersh (whether or not on or forming part of the Estate) as may from time to time serve or be available for use generally by the tenants and occupiers in connection with premises on the Estate but excluding any that may be or become any public highway or footpath;

“Full Reinstatement Value” means the costs (including demolition professional fees and any value added tax payable) which would be likely to be incurred in carrying out repair or reinstatement in accordance with the requirements of this Lease at the time when such repair or reinstatement is likely to take place having regard to current building techniques and materials;

“Group” means a group of companies within the meaning of section 42 of the Landlord and Tenant Act 1954;

“Insurance Rent” means:

(a)	a sum or sums of money equal to the reasonable expense incurred by the Landlord (before any commission) and including any insurance premium tax:

(i)	in effecting or maintaining insurance in accordance with clause 5.2 (including any increased premium payable in respect of the Premises or any neighbouring property by reason of any act or omission by (or permitted by) the Tenant or an undertenant) as the Landlord shall from time to time effect such insurance for the Landlord’s benefit in the Full Reinstatement Value against the Insured Risks;

(ii)	in effecting or maintaining insurance against Loss of Rent; and

(iii)	in effecting or maintaining insurance against public liability of the Landlord in connection with any matter relating to the Premises, their occupation or use; and

(b)	a fair and reasonable proportion (as certified conclusively by the Landlord’s surveyor to be proper) of the reasonable expense incurred by the Landlord (before any commission) and including any insurance premium tax in effecting or maintaining insurance against public liability of the Landlord in connection with any matter relating to the Estate, its occupation or use

“Insured Risks” means fire, lightning, earthquake, subsidence, heave, landslip, explosion, terrorism, aircraft, riot, storm, tempest, flood, burst pipes, malicious damage and impact damage and such other Insurable risks and on such terms as the Landlord may from time to time reasonably consider necessary but excluding any risks which the Landlord acting reasonably shall decide from time to time not to include in any policy but so that the Landlord shall give at least 14 days prior notice in writing to the Tenant of any risk ceasing to be covered by any policy.

“Landscaped Areas” means those parts of the Estate as are hatched green on the Lease Plan

“Lease Plan” means the plan marked “Lease Plan” attached to this Lease

“Loss of Rent” means the loss of the rent reserved by this lease under clauses 3.1, 3.2.1 and 3.2.2 for such period (being not less than three years) as may reasonably be required by the Landlord from time to time having regard to the likely period required for reinstatement in the event of both partial and total destruction

“Parking Area” means such area or areas within the Premises as are designated for parking and shown on the Lease Plan as demised car parking

“Particulars” means the particulars set out at the front of this deed

“Planning Acts” includes the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990 and the Planning (Consequential Provisions) Act 1990

“Prescribed Rate” means four per cent above the base rate of National Westminster Bank Plc from time to time (or such other clearing bank as the Landlord shall nominate) or (if such rate shall cease to be published) such other reasonable or comparable rate as the Landlord shall from time to time designate

“Service Charge” means the aggregate of the costs and liabilities referred to in part 1 of the Fifth Schedule

“Service Charge Period” means the period in respect of which the Service Charge is calculated as determined from time to time by the Landlord and notified to the Tenant and initially is each consecutive period of 12 months ending on 31 December

“Tenant Covenants” means “tenant covenants” as defined in section 28 of the Act

“Tenant’s Proportion of the Service Charge” means the part of the Service Charge for which the Tenant is liable which shall be such fair proportion as the Landlord’s surveyor shall from time to time determine acting as expert

“Uninsured Risk” means a risk against which the Landlord has not insured in respect of insurance relating to that Premises

“Winnersh 100” means that part of the Estate (of which the Premises form part) shown edged blue on the Lease Plan

2.	INTERPRETATION

2.1	The expressions the “Landlord” and the “Tenant” shall wherever the context so admits include their respective successors in title.

2.2	Where the Tenant or the Surety (if any) for the time being are two or more persons the terms the “Tenant” or the “Surety” (if any) include the plural number and obligations expressed or implied to be made by such party are deemed to be made by such persons jointly and each of them severally.

2.3	Words importing one gender include all other genders and words importing the singular include the plural and vice versa.

2.4	References in this lease to any statute or legislation (whether specific or general) include any other statute or legislation replacing amending or supplementing the same and any orders, regulations, bye-laws, notices, permissions, approvals or consents thereunder.

2.5	The Particulars and the details and expressions therein appearing shall be included in and form part of this lease.

2.6	An obligation of the Tenant not to do something includes an obligation not to cause or allow that thing to be done and a reference to any act, or to any act or omission, of the Tenant includes any act, or any act or omission, of any other person at the Premises with the Tenant’s express or implied authority,

2.7	The words “include” and “including” are deemed to be followed by the words “without limitation” and general words introduced by the word “other” do not have a restrictive meaning by reason of being preceded by words indicating a particular class of acts, things or matters.

3.	DEMISE

The Landlord demises to the Tenant the Premises together with the Rights referred to in part 1 of the Second Schedule but subject to the Exceptions and Reservations referred to in part 2 of the Second Schedule and to any documents and matters referred to in the Fourth Schedule to hold to the Tenant for the Term starting on the Commencement Date yielding and paying during the Term:

3.1	Rent

Yearly the Rent (together with any value added tax) to be paid without any deduction or set-off by equal quarterly payments in advance on 25 March, 24 June, 29 September and 25 December in every year the first payment for the period from and including the Rent Commencement Date up to and including the day immediately preceding the quarter day next after the date of this Lease to be made on the Rent Commencement Date.

3.2	Additional rent

As additional rent:

3.2.1	firstly, the Tenant’s Proportion of the Service Charge in respect of the Estate in accordance with part 1 of the Fifth Schedule;

3.2.2	secondly, the sums payable by the Tenant in respect of Winnersh 100 pursuant to and in accordance with part 2 of the Fifth Schedule; and

3.2.3	thirdly the Insurance Rent such sum or sums to be paid within seven days of written demand;

and in each case such amounts shall be recoverable by distress in the same way as rent in arrear.

4.	TENANT’S COVENANTS

The Tenant covenants with the Landlord as follows:

4.1	Payment of rents

To pay the respective rents and sums of money reserved and made payable at the times and in the manner in which the same are set out or referred to in clause 3 without any deduction or set-off and to make all such payments to the Landlord on the due date through the Tenant’s bankers by the direct debit system.

4.2	Interest on late payments

If the Tenant shall fail to pay any rents or any other sum payable under this Lease when the same is due whether formally demanded or not to pay to the Landlord as additional rent (but without prejudice to any other rights of the Landlord including those under clause 6) interest on all such rents or other sums from the due date for payment until the date actually paid at the Prescribed Rate current at such due date and any such interest shall be recoverable by the Landlord as rent in arrear.

4.3	Payment of rates

4.3.1	To pay and indemnify the Landlord against all existing and future rates or other outgoings whatsoever imposed or charged upon the Premises or upon the owner or occupier in respect of the Premises.

4.3.2	To pay and be responsible for all electricity, gas and other services to the Premises.

4.4	Exterior maintenance

In every third year and in the last year of the Term to prepare and paint the outside of the building erected on the Premises where usually or previously so painted in a good and workmanlike manner and otherwise properly to clean, treat and decorate other parts of the outside of the building as the same ought to be cleaned, treated and decorated (such painting and decorating to be carried out in colours and patterns first approved in writing by the Landlord) and whenever necessary to renew or replace all seals and mastics.

4.5	Interior painting

In the last year of the Term to prepare and paint all the interior of the building erected on the Premises where usually or previously so painted in a good and workmanlike manner (all such painting to be carried out in colours and patterns first approved in writing by the Landlord).

4.6	Repair

4.6.1	Well and substantially to repair and maintain the Premises and the walls, fences, roads and Conducting Media in on or under the Premises (damage by any of the Insured Risks excepted unless the insurance moneys are withheld in whole or in part or the policy avoided by reason of any act or omission on the part of the Tenant or any undertenant or any employee contractor or invitee of either of them) and at all times to keep the same in good and substantial repair and condition and so repaired, cleaned, painted and maintained and further to keep all parts of the Premises clean and tidy and free from rubbish and waste materials.

4.6.2	To keep the Parking Area for and suitable for the parking of vehicles only.

4.6.3	Not in any event to harm or damage any of the Landscaped Areas or the landscaping or plants on them nor to alter such Areas or the scheme of landscaping and plants.

4.6.4	To use reasonable endeavours to minimise the extent of any damage or disrepair caused by any of the Insured Risks or an Uninsured Risk.

4.7	Yielding up

At the expiration or sooner determination of the Term to yield up the Premises in good and substantial repair and consistent with the full and due compliance by the Tenant with its obligations under this Lease and to remove such tenant’s trade fixtures and fittings and any signs erected by or at the instance of the Tenant making good any damage caused by such removal.

4.8	Reinstatement

4.8.1	Before the expiry or sooner determination of the Term to carry out such works as shall be reasonably required by the Landlord:

4.8.1.1	giving not less than six months’ prior notice in writing where the Term expires; or

4.8.1.2	without the requirement to give any notice following determination of this lease pursuant to clause 6.1;

in order to ensure that the Premises or such part or parts of them as may be required by the Landlord conform with the description in the First schedule.

4.8.2	All such works shall be carried out to the reasonable satisfaction of the Landlord and the Tenant shall apply for any necessary planning permission or approval which may be required under the Planning Acts or other legislation.

4.9	Landlord’s access

To permit the Landlord or its agents at all times during the Term during reasonable hours in the day (or at any time in the case of emergency) with or without workmen and others to enter the Premises for the purpose of ascertaining that the covenants and conditions of this Lease have been performed and observed by the Tenant and examining (including opening up floors, walls and ceilings where necessary to examine) the state of repair and condition of the Premises or for the purpose of taking inventories of the Landlord’s fixtures or of carrying out works on the adjoining property of the Landlord or for any intrusive testing for environmental purposes and of exercising any of the Exceptions and Reservations referred to in part 2 of the Second Schedule provided that the Landlord shall make good any damage caused by such entry and the exercise of such rights.

4.10	Default remedies of the Landlord

If within two months after service of a notice from the Landlord requiring the Tenant to remedy any breach of covenant relating to the state of repair or condition of the Premises or otherwise to the carrying out of any works or actions (or earlier in case of emergency) the Tenant shall not have completed such works or actions then to permit the Landlord to enter upon the Premises and execute all or any such works or actions and the Landlord’s costs and expenses (including the Landlord’s surveyors and other professional fees in connection therewith) together with interest thereon at the Prescribed Rate current at the date one month after service of such notice for the period from that date to the date of payment shall be a debt due from the Tenant to the Landlord and be forthwith recoverable as rent in arrear.

4.11	Signs and aerials

Not to erect any pole, mast, aerial or satellite dish or erect or display any sign, noticeboard or advertisement on any part of the Premises except a sign approved by the Landlord indicating the name of the Tenant (save that the Landlord’s consent shall not be required for the content of any sign showing the Tenant’s corporate logo) in a position approved by the Landlord any such approval to be in writing and not to be unreasonably withheld or delayed.

4.12	Use

4.12.1	Not to use the Premises or any part thereof otherwise than for the Permitted Use and not at any time to store anything on any part of the Premises outside the building erected thereon.

4.12.2	To use only for the parking of vehicles those parts of the Premises designated for such purpose.

4.13	Nuisance

4.13.1	Not to use the Premises or any part of them for any illegal purpose nor to carry out on or from the Premises any noisy, noxious, dangerous or offensive act activity or business nor anything which may be or become a nuisance damage or inconvenience to the Landlord or any of its tenants or the occupiers of any premises in the neighbourhood and in particular not to do or permit to be done anything which might cause electronic or radio interference with any adjoining or neighbouring premises.

4.13.2	Not to do anything which would or might lead to any contamination of the Premises or pollution of the environment or lead to the pollution, obstruction, damaging or overloading of the Conducting Media and to carry out (or at the Landlord’s election to pay to the Landlord the proper costs and fees of carrying out) all works necessary to remedy the contamination or pollution or to remove the source of any contamination or pollution.

4.13.3	Where the Tenant has failed to observe any of the obligations in this clause 4.13 to pay to the Landlord the reasonable and proper costs incurred by it in obtaining such reports as the Landlord may reasonably require to establish what damage or harm may have been caused to the Premises or other property of the Landlord and the remedial cleaning or other works necessary.

4.13.4	Not to discharge or allow to enter into any underground or other waters any poisonous noxious or harmful effluent liquid or substance.

4.14	Estate regulations

To observe such reasonable regulations in respect of the Estate as may from time to time be made by the Landlord for the purposes of good estate management.

4.15	Acts prejudicial to insurance

4.15.1	Not to do anything as a result of which any policy of insurance against damage to the Premises or to any neighbouring premises may be prejudiced or payment of the policy moneys may be withheld in whole or in part or whereby the rate of premium in respect of any such insurance may be increased and to give notice to the Landlord forthwith upon the happening of any event which might affect any insurance policy relating to the Premises.

4.15.2	In relation to the insurance effected by the Landlord in respect of the Premises to pay to the Landlord any excess required by the insurers or by the Landlord on demand by the Landlord following any damage or destruction by any Insured Risks where such excess would be applicable to any claim in respect of such damage or destruction.

4.16	Safeguarding the Premises

4.16.1	With respect to fire precautions and safeguarding the Premises against damage by any of the Insured Risks or otherwise to comply with all requirements of the insurers of the Premises or the relevant insurance brokers of the fire brigade or local authority and the reasonable requirements of the Landlord.

4.16.2	Not to store or bring on to or allow to remain on the Premises any article, substance or liquid of a specially combustible, inflammable or explosive nature or which may be a source of contamination.

4.16.3	To give written notice to the Landlord upon the occurrence of any contamination of the Premises and also upon the occurrence of any pollution of the environment in breach of any legislative provision caused by any use of or action or activity on the Premises.

4.17	Planning applications

Not without the prior written consent of the Landlord to make any application for any consent under the Planning Acts but if such application is for consent to do anything which the Tenant is permitted to do under this Lease (or where the approval of the Landlord is first required and the Landlord has approved the doing of such thing) such consent shall not be unreasonably withheld or delayed.

4.18	Alterations

4.18.1	Not to make any alteration or addition to the Premises unless permitted by this clause 4.18.

4.18.2	Not to erect or place any new building or structure on the Premises (including any temporary or moveable building or structure).

4.18.3	Not to make any external or structural alterations to the Premises.

4.18.4	The Tenant may without the Landlord’s consent make internal non- structural alterations to the Premises subject to:

4.18.4.1	such alterations not affecting the Conducting Media or any of the Landlord’s services at the Premises or within the building of which the Premises form part; and

4.18.4.2	the Tenant providing the Landlord with an adequate specification (including drawings) of such alterations and taking into account any Landlord’s recommendations prior to commencing work.

4.18.5	The Tenant may make any other alterations to the Premises not referred to in clause 4.18.2, 4.18.3 or 4.18.4 with the Landlord’s written consent (such consent not to be unreasonably withheld or delayed).

4.19	Statutory obligations

4.19.1	At the Tenant’s expense to comply in all respects with the provisions of all statutes and legislation (whether now or subsequently in force) affecting or applicable to the Premises or their use and to forthwith to give notice to the Landlord of any notice direction or order made by any local or competent authority.

4.19.2	The Tenant shall prepare update and maintain a health and safety file for any works carried out to the Premises and shall comply with the Construction (Design and Management) Regulations 2007 in respect thereof and provide to the Landlord upon reasonable request a copy of such file.

4.19.3	Upon any assignment or underlease permitted by this Lease to supply to the assignee or sub-tenant any health and safety files and/or operating manuals.

4.19.4	Upon the expiry or sooner determination of this Lease the Tenant shall return the updated health and safety file to the Landlord.

4.20	Alienation

4.20.1	Not to charge or mortgage nor to share or part with the possession or occupation of either the whole or any part of the Premises nor to assign or underlet any part (being less than the whole) of the Premises nor to permit any such dealing under a permitted underlease.

4.20.2	Not to hold or occupy the Premises or any part as nominee, trustee or agent or otherwise for the benefit of any other person.

4.20.3	Not to assign or underlet the whole of the Premises without the prior consent in writing of the Landlord (such consent not to be unreasonably withheld or delayed where the provisions hereinafter contained are satisfied) and for the purpose of section 19(1A) of the Landlord and Tenant Act 1927 it is agreed that the Landlord may grant consent to an assignment subject to the conditions specified in clause 4,20.4.

4.20.4	On any assignment:

4.20.4.1	if the assignee (taking into account its covenant strength and the strength of any guarantee or other arrangement as provided for in clause 4.20.4.2 and

4.20.4.3) is of lower financial standing than the original Tenant as at the date of this Lease and/or the assignee is registered overseas the Tenant will enter into an Authorised Guarantee Agreement which will be in such form as the Landlord may reasonably request and be prepared by or on behalf of the Landlord and at the cost of the Tenant and under which the assignor will agree (inter alia) with the Landlord:

(a)	that it is liable as sole or principal debtor in respect of all obligations to be owed by the assignee under the Tenant Covenants in this Lease;

(b)	to be liable as guarantor in respect of the assignee’s performance of the Tenant Covenants In this lease (provided that such liability shall be no more onerous than the liability to which the assignor would be subject in the event of its being liable as sole or principal debtor in respect of the obligations owed by the assignee under the Tenant Covenants); and

(c)	in the event of this Lease being disclaimed to enter into a new lease of the Premises the term of which shall expire simultaneously with the date upon which (but for any disclaimer) this lease would have expired by effluxion of time (and not by any other means) and the Tenant Covenants shall be identical to (mutatis mutandis but in any event no more onerous than) the Tenant Covenants in this Lease;

4.20.4.2	if the Landlord reasonably so requires the Tenant shall obtain acceptable guarantors for any person to whom this lease is to be assigned who wilt covenant with the Landlord on the terms (mutatis mutandis) set out in the Third Schedule;

4.20.4.3	if the Landlord reasonably so requires the proposed assignee will prior to the assignment enter into such reasonable rent deposit arrangement and/or provide such additional security for performance by the proposed assignee of its obligations under this lease as the Landlord may reasonably require; and

4.20.4.4	the proposed assignee shall enter into a covenant with the Landlord to pay the rents reserved by and perform and observe the covenants on the part of the Tenant contained in this Lease.

4.20.5	Clause 4.20.4 shall operate without prejudice to the right of the Landlord to impose any further conditions upon a grant of consent where such imposition is reasonable.

4.20.6

4.20.6.1	Not to underlet the whole of the Premises otherwise than at a rent which is not less than the open market rental value of the Premises without a fine or premium and in other respects with (save where the underlease is excluded from the provisions of sections 24-28 of the Landlord and Tenant Act 1954) materially the same covenants and conditions as are contained in this lease.

4.20.6.2	Not to vary the terms of any underlease permitted under this clause 4.20.6 without the Landlord’s written consent (not to be unreasonably withheld) and throughout the term of any underlease to require the undertenant at all times to perform and observe the Tenant’s covenants (except as to the payment of rent) and the conditions contained in this lease.

4.20.6.3	Not to grant an underlease unless:

(a)	before the earlier of the undertenant entering into the underlease and the undertenant becoming contractually bound to do so, the Tenant has served a notice on the undertenant and the undertenant (or a person duly authorised by the undertenant) has made a statutory declaration, such notice and statutory declaration to relate to the tenancy to be created by the underlease and to comply with section 38A of the Landlord and Tenant Act 1954 and the relevant schedules of the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003; and

(b)	the Tenant has supplied the Landlord with a copy (certified by solicitors to be a true copy of the original) of the notice and statutory declaration referred to in clause 4.20.6.3(a).

4.20.7	The Landlord may as a condition for giving its consent for any permitted underletting require the proposed underlessee to enter into a direct covenant with the Landlord to perform and observe the Tenant’s covenants and the conditions contained in this lease (save as to payment of rent).

4.20.8	Upon the Landlord consenting to an underletting of the Premises procure that the underlessee covenants with the Landlord:

4.20.8.1	not to assign (or agree to do so) any part of the Premises (as distinct from the whole) and not to charge or underlet or share or (save by way of an assignment of the whole) part with possession of or permit any person to occupy the whole or any part of the Premises; and

4.20.8.2	not to assign (or agree to do so) the whole of the Premises without the prior consent in writing of the Landlord (such consent not to be unreasonably withheld or delayed).

4.20.9	Any underlease shall contain the following terms:

4.20.9.1	a statement by the Tenant and undertenant referring to the notice and statutory declaration mentioned in clause 4.20.6.3, and where the statutory declaration was made by a person other than the undertenant, a statement by the undertenant confirming that such person was duly authorised by the undertenant to make the statutory declaration; and

4.20.9.2	an agreement between the Tenant and the undertenant that the provisions of sections 24-28 of the Landlord and Tenant Act 1954 shall be excluded in relation to the tenancy created by the underlease.

4.20.10	In the event that any circumstances or conditions specified in clause 4.20.4 above are framed by reference to any matter falling to be determined by the Landlord (or by any other person) if the Tenant disputes such determination then either the Landlord or the Tenant shall be entitled to require the matter or matters in question to be referred to an independent expert who in the absence of agreement between the parties shall be appointed on the application of either party by the President of the Royal Institution of Chartered Surveyors and the determination of such independent expert shall be conclusive as to the matter or matters in question and shall be final and binding on the parties and his costs shall be met by the parties in such proportions as the independent expert shall determine.

4.20.11	Nothing in this clause 4.20 will prevent the Tenant or any permitted undertenant from sharing occupation of the Premises with another member of the same Group if and so long as that other member remains a member of that Group and no relationship of landlord and tenant subsists between the Tenant or permitted undertenant and that other member. The Tenant shall keep the Landlord informed of the identity of all occupiers and of the basis of their occupation of the Premises.

4.21	Registration of dealings

4.21.1	Within one month after the execution of any assignment, transfer or underlease permitted under this Lease or any assignment of such underlease or after any devolution by will or otherwise of the Term or after any other dealing with this lease to supply a certified copy of the deed or instrument effecting the same to the Landlord and to pay such reasonable fee as the Landlord may require for registration.

4.21.2	If this lease and/or rights granted or reserved by this lease are or should be registered at the Land Registry under the Land Registration Act 2002 then the Tenant shall:

4.21.2.1	register this Lease and any transfer or other registrable disposition of this lease at the Land Registry within one month of the date of the grant of this lease or the date of the instrument of transfer or other disposition requiring registration (as the case may be);

4.21.2.2	procure that all rights granted or reserved by this lease are properly noted against the affected titles; and

4.21.2.3	within one week of notification of the registration of the grant transfer other registrable disposition of this lease or notice against the affected titles (as the case may be) deliver to the Landlord official copies of the registered titles.

4.21.3	Immediately after the end of the Term (and notwithstanding that the Term has ended) the Tenant shall make an application to close the registered title of this Lease and shall ensure that any requisitions received by the Land Registry in connection with that application are dealt with promptly and properly and the Tenant shall keep the Landlord informed of the progress and completion of its application.

4.22	Re-letting and sale boards

To permit the Landlord or its agents within the last six months of the Term to enter upon the Premises and to affix upon any suitable part a notice board for re-letting or selling the same and not to remove or obscure the same and to permit all persons authorised in writing by the Landlord or its agents to view the Premises during business hours in the daytime.

4.23	Costs of licences and notices as to breach of covenant

To pay on demand and indemnify the Landlord against:

4.23.1	all costs charges and expenses (including professional fees) properly incurred by the Landlord arising out of or incidental to any application made by the Tenant for any consent or approval of the Landlord; and

4.23.2	all costs charges and expenses (including professional fees (and for the avoidance of doubt the costs of any environmental reports or audits)) properly incurred by the Landlord arising out of or incidental to any breach of the Tenant’s covenants or the preparation and service of a schedule or interim schedule of dilapidations or any notice which the Landlord may serve on the Tenant whether served before or after the determination of this lease (including a notice under section 146 of the Law of Property Act 1925) requiring the Tenant to remedy any breach of any of its covenants or arising out of or in connection with any proceedings referred to in section 146 or 147 of that Act notwithstanding that forfeiture may be avoided otherwise than by relief granted by the court.

4.24	Indemnity

To be responsible for and to indemnify the Landlord against:

4.24.1	all damage, loss or injury occasioned to the Premises or any adjoining premises or to the Accessways the Landscaped Areas or any Conducting Media or to any person or chattel (whether or not upon the Premises) caused by any act, default or negligence of the Tenant or any undertenant or the servants, agents, licensees or invitees of either of them or by reason of any defect in the Premises; and

4.24.2	all losses, damages, costs, expenses, claims and proceedings incurred by or made against the Landlord arising out of any breach by the Tenant of any of its obligations arising by virtue of this Lease.

4.25	Value added tax

To pay to the Landlord upon demand any value added tax chargeable upon:

4.25.1	any supply made by the Landlord to the Tenant pursuant to this Lease so that all consideration for any such supply is exclusive of value added tax; and

4.25.2	any supply (whether made to the Landlord or to a third person) where pursuant to this Lease the Tenant is required to pay to the Landlord any sum in respect of any costs, fees, expenses or other expenditure or liability (of whatever nature) in connection with that supply except to the extent that any such value added tax may be recoverable by the Landlord from HM Revenue & Customs.

4.26	Defects

To inform the Landlord immediately in writing of any defect in the Premises which might give rise to a duty imposed by common law or statute on the Landlord and to indemnify the Landlord against all actions costs claims and liabilities suffered or incurred by or made against the Landlord in respect of the Premises under the Defective Premises Act 1972.

4.27	Documents affecting title

To perform and observe the provisions of the documents or the other matters referred to in the Fourth Schedule so far as they affect or relate to the Premises.

5.	LANDLORD’S COVENANTS

The Landlord covenants with the Tenant (but so that no liability shall attach to the Landlord in respect of any breach by the Landlord of its obligations under this Lease after the reversion immediately expectant on the determination of the Term has ceased to be vested in the Landlord):

5.1	Quiet enjoyment

That the Tenant performing and observing the covenants, conditions and agreements contained in this Lease shall and may peaceably and quietly hold and enjoy the Premises during the Term without any lawful interruption or disturbance by the Landlord or any person rightfully claiming through or under it.

5.2	Insurance

At all times during the Term to keep the Premises insured with an insurance company of repute for the Landlord’s benefit in the Full Reinstatement Value against the Insured Risks and if the Premises are damaged or destroyed by any of the Insured Risks the Landlord will with all convenient and practicable speed repair or reinstate the Premises using such materials as are then appropriate subject to all necessary consents and licences being obtained. Provided that;

5.2.1	the Landlord’s obligations under this covenant shall cease if the insurance shall be rendered void or voidable or the policy moneys withheld in whole or in part by reason of any act or default of the Tenant or any undertenant or any of their respective employees, contractors, licensees or invitees;

5.2.2	if the Premises are destroyed or so seriously damaged by any Insured Risk as to require (in the opinion of the Landlord’s surveyor whose decision shall be final and binding upon the parties) substantial reconstruction then the Landlord may at any time within six months give notice in writing to determine this Lease and immediately upon the expiry of that notice this demise shall determine but without prejudice to the rights and remedies of any party against any other in respect of any antecedent claim or breach of covenant and all insurance money shall be the absolute property of the Landlord; and

5.2.3	if the Premises following any destruction or damage shall not have been repaired, reinstated or replaced in accordance with the foregoing covenants so as to render the Premises fit for occupation or use within a period of two years eleven months from the date of destruction or damage the Tenant may thereafter by giving one month’s notice in writing determine this lease but without prejudice to the rights of either party in respect of any antecedent claim or breach of covenant and all insurance money shall be the absolute property of the Landlord.

5.3	Insurance details

To provide upon written request from the Tenant but not more than once in any 12 month period details of the policy under which the Premises are insured.

5.4	Estate Roads and Accessways

Subject to payment by the Tenant of the Tenant’s Proportion of the Service Charge in accordance with part 1 of the Fifth Schedule and any sums payable in accordance with part 2 of the Fifth Schedule the Landlord shall:

5.4.1	maintain and repair such of the Estate Roads as are within the Estate and use all reasonable endeavours to do so (or to procure that it be done) in respect of the remainder of the Estate Roads until (in each case) adoption by the highways authority; and

5.4.2	maintain and repair the Accessways.

6.	CONDITIONS

Provided always and it is hereby agreed and declared as follows:

6.1	Re-possession on Tenant’s default

If at any time during the Term:

6.1.1	the rents reserved by this lease or any of them or any part of them shall be in arrear for 14 days after the same shall have become due (whether legally demanded or not); or

6.1.2

the Tenant shall at any time fail or neglect to perform or observe any of the covenants, conditions or agreements on its part to be performed and observed contained in this Lease or in any licence, approval or consent given by the Landlord to the Tenant in relation to the Premises or in any other deed supplemental to this Lease or by which this Lease may be varied; or

6.1.3	the Tenant either shall (being a corporation) have an application made for an administration order (whether or not at its instance) or enter into liquidation whether compulsory or voluntary (not being a voluntary liquidation for the purpose of reconstruction only) or (being an individual) become bankrupt; or

6.1.4	the Tenant shall make any arrangement or composition with creditors or suffer any distress or execution to be levied on property of the Tenant or have an encumbrancer take possession or a receiver appointed in respect of the same, then and in any such case it shall be lawful for the Landlord (or any person or persons duly authorised by it in that behalf) to re-enter into or upon the Premises and thereupon the Term shall absolutely cease and determine but without prejudice to the rights and remedies of the Landlord in respect of any antecedent breach by the Tenant of any of the covenants, conditions or agreements contained in this Lease.

6.2	Benefit of insurance and abatement of rent

6.2.1	The benefit of all insurance effected by the Landlord under this Lease or otherwise in respect of the Premises or the Estate shall belong solely to the Landlord but if the Premises or any part of them shall at any time be destroyed or damaged by any of the Insured Risks or Uninsured Risks so as to be unfit for occupation or use then and in every such case (unless the Landlord’s policy of insurance in relation to the Premises shall have been rendered void or voidable or the policy moneys withheld in whole or in part by reason of the act, default or omission of the Tenant or any undertenant or any of their respective employees, contractors, licensees or invitees) the rent reserved by this Lease under clauses 3.1 and 3.2.1 or a fair and just proportion thereof according to the nature and extent of the damage sustained shall be suspended and cease to be payable until the Premises shall have been repaired or reinstated and made fit for occupation or use in accordance with clause 5.2 or until the expiration of three years (or such longer period as may be provided for in the policy of insurance for Loss of Rent) from the destruction or damage whichever first occurs.

6.2.2	No account shall be taken of damage in relation to any alteration or improvement to the Premises carried out otherwise than by the Landlord unless such alteration or improvement has in fact been taken into account in effecting both the insurance of the Premises and the insurance in respect of the Loss of Rent.

6.2.3	Any dispute between the Landlord and the Tenant concerning the proportion or duration of the suspension or cesser shall be determined by an arbitrator appointed in default of agreement between the Landlord and the Tenant on the application of either of them by the President of the Royal Institution of Chartered Surveyors and any such reference shall be a submission to arbitration within the Arbitration Act 1996.

6.3	Notices

The provisions of section 196 of the Law of Property Act 1925 (as amended) shall apply to the giving and service of all notices and documents under or in connection with this Lease.

6.4	Contracts (Rights of Third Parties) Act 1999

Unless expressly stated nothing in this lease will create any rights in favour of any person pursuant to the Contracts (Rights of Third Parties) Act 1999.

6.5	Option to determine following damage by an Uninsured Risk

Save where the same has been caused by the deliberate act or default of the Tenant if the Premises are damaged or destroyed by an Uninsured Risk so that the Premises are incapable of occupation:

6.5.1	the Landlord may by service of notice in writing (an “Election Notice”) to the Tenant given within the period of six months following the date of such damage or destruction (the “Election Period”) either:

6.5.1.1	elect to rebuild or reinstate the Premises; or

6.5.1.2	forthwith determine this lease;

6.5.2	if the Landlord shall serve a notice electing to rebuild or reinstate the Premises:

6.5.2.1	the Landlord will with all convenient and practicable speed repair or reinstate the Premises using such materials as are then appropriate subject to all necessary consents and licences being obtained; and

6.5.2.2	clause 6.2 shall apply as if the Premises were unfit for occupation and use because of damage or destruction by an Insured Risk but substituting in clause 6.2 the three years from the date of the Election Notice for the three years from the date of such damage or declaration;

6.5.3	if the Landlord shall not have served an Election Notice in accordance with clause 6.5.1 the Landlord or the Tenant may on the service of notice in writing given to the other within the period of three months following the expiration of the Election Period forthwith determine this Lease;

6.5.4	if notice to determine this Lease is served pursuant to clause 6.5.1.2 or 6.5.3 this Lease shall forthwith determine but the determination shall be without prejudice to any right of action of either party in respect of any previous breach of this Lease by the other and all moneys (if any) payable under the insured policies shall be paid to and belong to the Landlord absolutely.

6.6	Common Parts

The Landlord acting reasonably may from time to time change the location, area or arrangements for use by the Tenant of any part of the Common Parts or Conducting Media so long as there shall remain available for the benefit of the Premises rights reasonably commensurate (albeit temporary) with those hereby granted.

6.7	Repair of Estate Roads etc.

The Landlord shall have no liability to the Tenant:

6.7.1	in relation to any failure to maintain and repair the Estate Roads or the Accessways unless the Tenant has given written notice to the Landlord of the relevant aspect of non maintenance or disrepair or;

6.7.2	on the grounds of disrepair of the Estate Roads caused by traffic using the Estate Roads for the purposes of the development of other parts of the Estate or the carrying out of works on the Estate but so that the disrepair shall be made good within a reasonable period after the Estate Roads have ceased to be so used.

6.8	Closure of facilities

The Landlord may temporarily close or withdraw from use any of the Estate Roads or Accessways to permit the carrying out of any repairs, maintenance or works by it or any person authorised by it and in such circumstances the Tenant shall have no claim against the Landlord in connection with any such closure or withdrawal the person carrying out such works endeavouring to keep such closure or withdrawal to the minimum reasonable required.

7.	OPTION TO DETERMINE

7.1	In this clause the following expressions shall have the meanings indicated:

“SEGRO” means the company incorporated and registered in England and Wales under company registration number 5472073 and known as at the date hereof as SEGRO (Winnersh) Limited;

“Sequans” means the company incorporated and registered in England and Wales under company registration number 05641993 and known as at the date hereof as Sequans Communications Limited;

“New Lease” means a Lease granted by SEGRO to Sequans of New Premises;

“New Premises” means a Lease granted on the Estate with a net internal floor area of not less than 8,000 square feet for the same Permitted Use as defined in this Lease.

7.2	If at any time during the Term (and subject to clauses 7.3 and 7.4):

7.2.1	Sequans gives SEGRO written notice at least one month prior to the grant of a New Lease terminating this Lease on the term commencement date of the new Lease (“Determination Date”);

7.2.2	Sequans gives up occupation of the Premises and all underleases of whatsoever nature of the Premises (or any part thereof) have been determined on or prior to the Determination Date;

7.2.3	Sequans has paid the Rent due in respect of the period up to and including the date preceding the Determination Date; and

7.2.4	a New Lease is granted,

then immediately upon the Determination Date this Lease shall cease and determine without prejudice to the respective rights of either party in respect of any antecedent claim or breach of covenant and SEGRO shall within 14 days of the Determination Date reimburse to Sequans the rents paid and received by SEGRO under this Lease in respect of the period commencing on the Determination Date.

7.3	The benefit of this clause 7 is personal to Sequans and shall not enure for the benefit of its assigns or other successors in title.

7.4	The right to determine this Lease under clause 7 shall only apply where SEGRO is the Landlord under this Lease and if SEGRO ceases to be the Landlord the right to determine contained in this clause 7 shall terminate and be of no further effect.

FIRST SCHEDULE

Description of the Premises

Please see the attached.

FIRST SCHEDULE

BUILDING 155

WHARFEDALE ROAD

WINNERSH TRIANGLE

READING

A two storey office building being the end unit of a terrace with rear production/storage area and ground/first floor offices and mezzanine above measuring 17.16m (56’4”) x 10.07m (33’) x 2.7m (8’10”) from floor to ceiling and all providing net internal areas of:-

Ground Floor Office	68.43m	[2]	(737 sq.ft.	)
Ground Floor Production/Storage	95.91m	[2]	(1,032 sq.ft.	)
First Floor Office	159.38m	[2]	(1,716 sq.ft.	)
Mezzanine	69.81m	[2]	(751 sq.ft.	)

Total	393.53m	[2]	(4,236 sq.ft.	)

FOUNDATIONS

Concrete foundations to suit structure and in accordance with structural engineers design and specification.

FRAME

Structural steel columns and beams all to structural engineers design and specification. Structural columns requiring fire protection under the Building Regulations are coated with intumescent paint providing half hour protection. Steelwork in party wall with two hour fire protection by means of intumescent paint and vermiculux board dry lining and four hours fire protection with regards to the blockwork.

ROOF

Roof of PVF2 colour coated lock standing seam galvanised soft metal roof sheeting laid over external quality plywood deck supported on structural steel liner trays with off white acrylic finish to underside with all joints lapped and insulated with rockwool.

Roof drained via eaves gutters connected to surface water drainage by rain water downpipes concealed within front elevation structural steel circular columns and rear elevation rain water pipes of exposed colour coated aluminium.

Soffit under roof overhang finished with treated tongue and groove timber boarding with white finished metal edge soffit and facias.

EXTERNAL WALLS

1

Curtain walling to front elevation and return to gable comprising aluminium frames which are self draining, thermally broken and pressure equalised. The external coating is light grey polyester with metallic polyester coated cappings. The internal coating is matt white polyester powder. The double glazing to ground floor areas within the curtain walling and windows consists of 6mm clear toughened glass outer pane including grey fritting, 12mm cavity and 6mm laminated clear float inner pane. Insulated look alike double glazed panels are provided where vision is not required and comprise grey 6mm clear outer pane and Armoclad glass inner pane with insulation backing. The front elevation incorporates a main entrance door with a single personnel door to the staircase each constructed to match the curtain walling and incorporating toughened safety glass. The front and side return curtain walling also incorporates 8 no. double glazed openers at ground floor and 9 no. double glazed opening lights at first floor. Main entrance door is complete with matt finished stainless steel handles and a polyester powder coated letter plate is provided adjacent. The fire exit door from the staircase is provided with statutory signage and panic lock operation.

The rear elevation contains two nine-pane aluminium windows at first floor level and at mezzanine level a continuous strip of eighteen pane aluminium glazing matching the curtain walling. The rear glazing incorporates 2 no. double glazed opening lights at first and mezzanine levels. The rear elevation is also provided with a Nassau Industrial Doors Limited manually operated “insulated up and over” loading door with grey plastisol finish externally, white finish internally and a painted steel fire exit door complete with panic bar and statutory signage.

The rear and side elevation comprises cavity brickwork of facing brick external leaf, cavity containing 65mm gypglas insulation held against inner skin of blockwork finished fair faced and emulsion painted to production area with plasterboard on dabs dry lining to internal face in office areas. Masonry skins are tied with galvanised or stainless steel double triangle wire and strap wall ties. Internal cills to office areas of proprietary laminate faced chipboard with roll edge and dropped front.

Matching colour louvre vent over curtain walling over fire exit door.

Blank sign panel on stainless steel rails over main entrance.

Blank sign panel in aluminium PPC over rear loading door.

EXTERNAL AREAS

North (front)	-	Parking for 3 cars surfaced in block paving.

East (side)	-	Parking for 13 no. cars surfaced in block paving.

South (rear)	-	Parking for 4 no. cars surfaced in block paving.

General	-	Anti ram raid protection to curtain walling and telescopic bollard to loading door.
	-	Steel post protection to loading door jambs.
	-	Soil and surface water drainage serving the property.

INTERNAL

2

FLOOR

Reinforced concrete ground floor slab to office area designed to carry a uniformly distributed load of 6KN/ m2 (1201bs/sq.ft.) and finished to receive a raised access floor. The production/storage area designed to carry a load of 7.5KN/ m2 (1501bs/sq.ft.) and finished with a power float finish. First floor suspended slab to office areas of pre-cast, pre-stressed, concrete planks designed for a superimposed load including self weight of 4KN/ m2 (inclusive of lightweight demountable partition) and finished to received raised access floor. The mezzanine area floor comprises pre-cast, pre-stressed, concrete planks designed for a superimposed load excluding self weight of 2.5KN/ m2 (50lbs/sq.ft) finished with a sand/cement screed.

Office area floors provided with a PSA medium grade raised access floor with 150mm clear void and finished with Milliken Affiniti 600 Grand Vista or similar carpet tiles. Similar carpet tiles are provided to the mezzanine area.

Toilets areas are finished in ceramic polished 300 x 300mm tiles or similar. A matwell and Pedimat (or similar) is provided in the main entrance lobby area.

STAIRCASE

Concrete staircase to first floor finished with carpet tiles to match offices and non-slip nosings to treads. Polished stainless steel hand and mid rails on PSS wall mounting brackets and painted balusters. Painted steel staircase to mezzanine level with hand railing, carpet and nosings as described above,

WALLS

Dry lined, internal, block walls forming open plan office at front, external unit division walls and production/storage area at rear, staircase enclosure, plant room, lobby and unisex/disabled toilet at ground floor, open plan office, staircase enclosure, lobby, WC, tea room and cleaners cupboard at first floor and mezzanine and store above, toilet areas dry lined and fully tiled with ceramic tiles with dry lining and emulsion paint elsewhere.

Internal doors of standard internal quality, semi-solid core plywood with maple veneer finish. Doors fire resisting where necessary to comply with the Building Regulations and the Fire Officer’s requirements. Doors to circulation areas incorporate glazed vision panels with toughened safety glass where necessary and fire doors glazed with polished georgian wired plate glass. Door complete with polished stainless steel ironmongery from the Gatcliffe Irving Duo or similar range. Fire escape doors provided with appropriate signage. Frames, linings and architraves to office areas in solid maple with satin polyurethane finish. Mezzanine level balcony hand rail of PSS, hand and mid rails on painted balusters.

Accommodation

Ground Floor Unisex/Disabled	-	1 no. low level WC suite.
	-	1 no. wall mounted wash hand basin.
	-	Mirror.
	-	5 no.Grab rails.
First Floor WC	-	1 no. low level WC suite.
	-	1 no. wash hand basin semi-recessed in roll edged formica faced vanity top.
	-	Mirror.

3

Tea Room	-	1 no. single bowl, single drainer, stainless steel sink inset to melamine faced, postformed worktop with timber cupboard under.
	-	Tiled splashback.

Cleaners	-	1 no. cleaners sink with tile splash back.

Sanitaryware is in white glazed vitreous china (commercial standard) connected to hot and cold water services as appropriate and to soil drainage. WC’s are complete with white plastic seats and lids and basins with taps and plugs.

CEILINGS

General office areas, toilets and staircases provided with a proprietary suspended ceiling system supported in an exposed microlook grid with 500 x 500mm ceiling tiles, Richter Systems Rifa Co-ordinate 9 Plain (or similar).

The ceiling to the production area comprises underside of pre-cast concrete floor planks, plastered and decorated with emulsion paint.

Part first floor and mezzanine ceilings as described under main roof finish. Part first floor (under mezzanine) plaster finished and emulsion painted.

OFFICE HEATING

A natural gas fired, low pressure hot water heating system employing radiators with thermostatic control valves is installed to serve the first floor, all circulation areas, toilets and the front section of the ground floor.

Additional heating to toilet areas by Creda wall mounted fan heaters.

Mechanical extract ventilation is installed to give a minimum of six air changes per hour to toilets.

WATER SUPPLY

A mains water supply enters the building and is run internally to serve drinking water points, a cold water storage tank and the heating boilers. Distribution pipework is run from the main storage tank to serve sanitary appliances and cold water outlets as appropriate.

Hot water is provided by the 2 no. Vailant wall mounted gas boilers complete with MK, 8 way distribution board control.

ELECTRICAL INSTALLATION

Lighting is provided throughout the unit as follows:-

4

Ground Floor Office	-	13 no. Sun-face fluorescent luminaires fitted with low brightness louvres to comply with LG3 Category 2 lighting distribution to a regular pattern.
	-	6 no. recessed compact fluorescent luminaires over entrance.

Production/Storage	-	9 no. twin surface mounted 1.8m x 75W fluorescent battens with open ended metal reflectors.

Ground Floor Staircase	-	3 no. surface mounted circular fluorescent luminaires.

Ground Floor Toilet Lobby	-	2 no. recessed compact fluorescent luminaires.

Ground Floor Unisex/Disabled Toilet	-	2 no. recessed compact fluorescent luminaires.

Ground Floor Boiler Room	-	1 no. surface mounted fluorescent batten.

First Floor Office	-	30 no. Sun-face fluorescent surface mounted batten luminaires fitted with low brightness louvres to comply with LG3 Category 2 lighting distribution to a regular pattern.

First Floor Staircase	-	4 no. recessed compact fluorescent luminaires.

Toilet Lobby	-	1 no. recessed compact fluorescent luminaires.

First Floor Toilet	-	3 no. recessed compact fluorescent luminaires.

Tea Room	-	2 no. recessed compact fluorescent luminaires.

Cleaners	-	1 no. surface mounted tungsten batten.

Mezzanine	-	12 no. as first floor office.

Store/Water Tank Room	-	1 no. twin surface mounted 1.8m x 75W fluorescent batten with open ended metal reflectors.

External	-	1 no. Thorn 500W tungsten halogen floodlight mounted over the loading bay door and 1 no. Crompton Darksky floodlight at high level.
	-	2 no. compact fluorescent downlighters fixed in the soffit over the main entrance.

Self contained and integrated emergency lighting units are installed to meet the fire officers requirements for an open plan first floor office and production/storage area.

Small power is provided to the office area by twin switched socket outlets adjacent to the core. Outlets provided to offices, reception, staircases and tea room for general use.

5

A fused spur is provided in each toilet for the installation of hand dryers (by future tenant if required).

Incoming 415 volt, 3 phase supply to meter position with control and protection provided by:-

Ground Floor:	-	Memshield 2, distribution board complete with 125A FCS Incomer, 6 way TP&N, Type B.
	-	Memshield 2, distribution board, 6 way TP&N with 100 TP isolation.

First Floor:	-	Memshield 2, distribution board, 6 way TP&N with 100 TP isolation.

GAS SUPPLY

The gas supply enters the building in the rear corner of the production/storage area where it terminates at the meter position. From the meter position distribution pipework is taken to run at high level to serve central heating boiler.

FIRE ALARM INSTALLATION

A multi-zone electronic fire alarm system incorporating break glass points at all exit doors, automatic smoke detectors and electronic sounders is installed to meet the Fire Officer’s requirements for an open plan office and workshop area.

TELECOMMUNICATIONS INSTALLATION

Three 100mm uPVC ducts are provided and terminate within the main core area to provide access for telephone and data lines by the tenant.

6

SECOND SCHEDULE

Part 1: The rights

1.	The right in common with the Landlord and all other persons now or at any time after the date of this Lease similarly entitled to pass at all times and for all purposes connected with the proper use of the Premises in accordance with this Lease:

1.1	with or without vehicles over the land (if any) shown hatched brown and the land (if any) shown cross-hatched brown on the Lease Plan;

1.2	on foot only over the land (if any) shown hatched purple on the Lease Plan; and

2.	The free and uninterrupted passage and running of water, soil, gas, electricity and telephone or any other service or supply through the Conducting Media now or which hereafter serve the Premises and which run through under or over the Estate.

3.	The right of support and protection of the Premises from the remainder of Winnersh 100.

4.	The right for the Tenant and its contractors and workmen at all times to enter adjoining parts of the Estate at all reasonable times and on reasonable notice (except without notice and at any time in case of emergency) as is reasonably necessary with all necessary equipment (including where necessary scaffolding which may be retained as long as is reasonably necessary) in order to carry out repairs maintenance decoration or authorised alterations to the Property.

Part 2: The exceptions and reservations

1.	To the Landlord and all others authorised by it the free and uninterrupted passage and running of water, soil, gas, electricity and telephone or any other service or supply from the other buildings and land of the Landlord and Its tenants adjoining or near the Premises and from the land and premises of others so authorised through the Conducting Media which are now or may hereafter be in through under or over the Premises.

2.	To the Landlord and all others authorised by it the right at all times to enter the Premises with all necessary equipment for the purposes of:

2.1	carrying out any repairs, maintenance or works to or in relation to the Accessways and the Landscaped Areas including the right to use and take water from any external water supply at the Premises for the purposes of maintenance of planting and landscaping at Winnersh 100;

2.2	laying, constructing, installing, replacing, repairing, maintaining or altering any Conducting Media now or hereafter in through under or over the Premises or any adjoining property or making connections to any such Conducting Media;

2.3	carrying out inspections of or tests to any such Conducting Media; and

2.4	carrying out any intrusive testing for environmental purposes; and

2.5	exercising any of the rights of the Landlord contained in this lease,

the Landlord making good any damage caused to the Premises by the exercise of this right.

3.	To the Landlord full right and liberty at any time hereafter or from time to time to execute works and erections upon or to alter or rebuild any of the buildings erected on any neighbouring property of the Landlord and to use such property and each part of it in such manner as the Landlord may think fit notwithstanding that the access of light and air to the Premises may thereby be interfered with.

4.	To the Landlord and other tenants and occupiers of other parts of Winnersh 100 the right of support and protection from the Premises.

5.	To the Landlord the right to install and retain on the Premises columns for the provision of lighting security or other services for Winnersh 100 and the right to enter the Premises with all necessary equipment for such purposes or for maintaining altering or replacing such columns.

THIRD SCHEDULE

Obligations of the Surety

1.	If at any time during the Term the Tenant shall not pay any of the rents or other sums payable under this Lease or perform and observe any of the covenants, conditions or other terms of the Lease the Surety shall pay such rents or other sums or observe or perform such covenants, conditions or other terms,

2.	By way of separate and additional liability and notwithstanding that the guarantee in paragraph 1 may be unenforceable or invalid for any reason the Surety indemnifies the Landlord against all losses, damages, costs and expenses suffered or incurred by the Landlord arising out of or in connection with any failure by the Tenant to pay any of the rents and sums or to perform and observe any of the covenants, conditions or other terms referred to in paragraph 1.

3.	If:

3.1	the Tenant shall be wound up or (being an individual) become bankrupt and its liquidator or trustee in bankruptcy shall disclaim this Lease; or

3.2	the Tenant shall cease to exist or shall die; or

3.3	this Lease shall be forfeited,

(the date on which such event occurs being called the “Relevant Date”) the Landlord may within three months after the Relevant Date by notice in writing require the Surety to accept a lease of the Premises for a term commencing on the Relevant Date and continuing for the residue then remaining of the Term at the same rents and with the same covenants and conditions as are reserved by and are contained in this Lease and in such case the Surety shall take such lease accordingly and execute a counterpart of it and pay all costs and duties in relation to it.

4.	The Surety undertakes with the Landlord that:

4.1	its obligations to the Landlord are primary obligations and it is jointly and severally liable with the Tenant (both before or after any disclaimer by a liquidator or trustee in bankruptcy) for the fulfilment of all the Tenant’s covenants and obligations;

4.2	the Surety shall not claim in any liquidation, bankruptcy, administration, receivership, composition or arrangement of the Tenant in competition with the Landlord and that the Surety shall remit to the Landlord the proceeds of all judgements and all distributions which the Surety may receive from any liquidator, trustee in bankruptcy, administrator, receiver, administrative receiver or supervisor of the Tenant and shall hold for the benefit of the Landlord all security and rights the Surety may have over assets of the Tenant while any liabilities of the Tenant or the Surety to the Landlord remain outstanding; and

4.3

if the Landlord shall not require the Surety to take a new lease of the Premises the Surety shall nevertheless upon demand pay to the Landlord a sum equal to the rent first reserved under this Lease and all other sums that would have been payable under this Lease in respect of the period from and including the

Relevant Date until the expiry of 12 months after such date or until the Landlord shall have granted a lease of the Premises to a third party (whichever shall first occur) in addition and without prejudice to the Surety’s other obligations to the Landlord.

5.	The Surety waives any right to require the Landlord to proceed against the Tenant or to pursue any other remedy of any kind which may be available to the Landlord before proceeding against the Surety.

6.	The liabilities of the Surety under this Third Schedule shall not be affected by:

6.1	the granting of time or any other indulgence or concession to the Tenant or any compromise or compounding of the Landlord’s rights;

6.2	the Tenant being in liquidation or (as the case may be) declared bankrupt;

6.3	any variation In the terms and conditions of this Lease;

6.4	any delay in exercising or failure to exercise or other exercise (including re-entry under clause 6.1) of any of the Landlord’s rights against the Tenant;

6.5	any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant following a breach by the Tenant of its obligations under this Lease;

6.6	any legal limitation or any immunity disability or incapacity of the Tenant (whether or not known to the Landlord) or the fact that any dealings with the Landlord by the Tenant (including the acceptance by the Tenant of this Lease) may be outside or in excess of the powers of the Tenant; or

6.7	any other thing (including the expiration or sooner determination of the Term or any such disclaimer or the death of the Surety (or any of the persons comprising the Surety) or (in relation to one or more of such persons) the discharge of the other person or persons) whereby (but for this provision) the Surety or any of them would be exonerated either wholly or in part from any of the Surety obligations hereunder.

FOURTH SCHEDULE

Documents and matters affecting title

The covenants, matters and stipulations set out or referred to in or contained or referred to in the matters and documents referred to in the Property and Charges Registers of the Landlord’s title number BK167503 so far as the same affect or relate to the Premises and are capable of being enforced.

FIFTH SCHEDULE

Part 1: Service Charge for the Estate

Part A: Heads of Expenditure

Costs and liabilities which the Landlord (which in this Schedule shall where the context admits include any other company which is a member of the same group of companies as the Landlord) incurs or becomes liable to pay or discharge in connection with the Estate or occupiers thereon including the costs of:

1.	repairing maintaining cleaning renewing and resurfacing the Estate Roads (including the renewal of the line markings on the Estate Roads);

2.	repairing maintaining replacing and operating the lighting of the Estate Roads (including the cost of electricity);

3.	repairing maintaining decorating and replacing any estate office for the Estate including:

3.1	the cost of services (including electricity gas and telephone) supplied to any such office;

3.2	rates payable in respect of any such office; and

3.3	the cost of equipment and materials in or for such office to the extent that they are intended to be provided for the purposes of such office;

4.	repairing maintaining and renewing any Conducting Media in or for any part of the Estate to the extent that they are not the responsibility of any tenant of the Landlord on the Estate or of a statutory undertaker and do not exclusively serve premises occupied by such a tenant;

5.	repairing maintaining cleaning and keeping tidy the Common Parts including the tending care and replacement of plants and trees and the maintenance and upkeep of landscaped areas including nature strips in roads or on roundabouts at or at the approaches to IQ Winnersh;

6.	repair maintenance and replacement of tanks pumps pipes and other equipment (excluding any that form part of the Premises) forming part of the sprinkler system at the Estate including the costs of inspection and maintenance contracts;

7.	repair maintenance decoration operation lighting and cleaning of any structures fences walls signs footpaths amenities and things on the Common Parts and benefiting the Estate or part of it including any entrance feature from time to time for the Estate and any equipment associated with it;

8.	employing staff for the benefit of the Estate or the provision of any services on or for the Estate (including for the purposes of operating an estate office) including the costs of statutory and other insurance health pension welfare and other payments contributions and premiums and the costs incidental to the performance of the duties of any such staff but where engaged also to perform duties not connected with the Estate only a proportion of each of such costs;

9.	rates taxes assessments duties charges burdens impositions and outgoings imposed or charged upon the Common Parts or any part of them (including any estate office) or upon the owner or occupier thereof;

10.	insurance in such sum and against such risks as the Landlord shall consider appropriate in respect of damage to any part of the Common Parts (including the Estate Roads) and the structures buildings walls fences and other things thereon;

11.	public liability insurance (including any insurance premium tax) in respect of any liability of the Landlord in relation to the Estate and the Estate Roads;

12.	calculating the Service Charge and the Tenant’s liability under this Lease including preparation of accounts and certification;

13.	providing such security service for the benefit of the Estate as the Landlord may from time to time consider appropriate;

14.	the management of the Estate including the fees and disbursements of:

14.1	any managing agents for or in connection with such management the collection of service charge payable by tenants of the Estate to the Landlord and the performance of any other duties or services in or about the Estate;

14.2	the Landlord’s surveyor for or in connection with the performance of any function for the purposes of this Lease;

14.3	any other individual firm or company engaged to perform services for the Estate or any part of it;

14.4	the Landlord where it carries out any service or function in such management (but excluding a fee charged by the Landlord for the collection of rent);

15.	any other facility service amenity or thing reasonably provided on or for the Estate and intended to benefit the Estate or occupiers thereon; and
16.	any value added tax payable on any of the costs referred to in this Part.

Part B: Calculation of the Service Charge

1.

1.1	The Landlord shall as soon as practicable after the end of each Service Charge Period:

1.1.1	prepare an account giving particulars of the Service Charge for that Service Charge Period and showing the Tenant’s Proportion of the Service Charge; and

1.1.2	supply to the Tenant a copy of such account.

1.2	Upon such account being certified by the Landlord’s surveyor it shall be conclusive evidence for the purposes of this Lease of all matters of fact referred to in it.

2.

2.1	Advance payments on account of the Tenant’s Proportion of the Service Charge in respect of a Service Charge Period shall be paid to the Landlord by the Tenant according to the reasonable estimate made by the Landlord’s surveyor acting as expert of the amount of the Service Charge for that Service Charge Period.

2.2	Written notice of such estimate shall be promptly given to the Tenant.

2.3	Such payments shall be made by equal instalments on each of the quarter days occurring during the relevant Service Charge Period or (if the estimate is notified to the Tenant after such a quarter day) on such of them as occur after such notification.

2.4	The first advance payment shall be:

2.4.1	in respect of the period from the Commencement Date until the next quarter day after the date of this Lease;

2.4.2	paid by the Tenant on the date of this Lease; and

2.4.3	calculated according to an estimate of the Service Charge made in accordance with paragraph 2.1 and notified in writing to the Tenant.

3.	If the Tenant’s Proportion of the Service Charge for a Service Charge Period:

3.1	exceeds any amounts paid by the Tenant to the Landlord as advance payments on account thereof the amount of the excess (or the whole Tenant’s Proportion of the Service Charge if no advance payments have been made) shall (notwithstanding the expiration or sooner determination of the Term) be paid by the Tenant to the Landlord within 21 days of the supply to the Tenant of the account pursuant to paragraph 1; or

3.2	is less than such amounts so paid the amount of the difference shall be credited to the Tenant against the next payments of rents due or after the end or earlier determination of the Term paid to the Tenant as soon as reasonably possible.

4.	in respect of each of the Service Charge Periods in which occur the Commencement Date and the date of the expiration or sooner determination of the Term the Tenant shall only be obliged to pay the Tenant’s Proportion of the Service Charge in respect of that part of the Service Charge for that Period as bears to the whole of that Service Charge the same proportion that the number of days of the Term occurring in the relevant Service Charge Period bears to 365.

Part 2: Costs of Winnersh 100 facilities

1.	Accessways and Landscaping

1.1	The Tenant shall pay to the Landlord on written demand the proper proportion of the costs, liabilities, fees and expenses which the Landlord incurs or becomes liable to pay in connection with:

1.1.1	the Accessways and any signs or direction notices on or for them including all sums incurred pursuant to clause 5.4 or otherwise in the maintenance, repair, cleaning, lighting, renewal and resurfacing of them; and

1.1.2	the maintenance of landscaping at Winnersh 100;

1.2	In this paragraph 1 the “proper proportion” means a fair proportion (which may take into account the extent and nature of use) to be certified by the Landlord’s surveyor whose decision shall be final and binding on the parties.

2.	Other Facilities

2.1	The Tenant shall pay to the Landlord on written demand the proper proportion of the costs, liabilities, fees and expenses which the Landlord incurs or becomes liable to pay in connection with the provision and maintenance of any other facility service amenity or thing for the benefit or use of the tenants or occupiers of and in Winnersh 100.

2.2	In this paragraph 2 the proper proportion means the proportion which the gross external area of the building on the Premises bears to the aggregate of that area and the gross external area of the other buildings at Winnersh 100 (or any buildings replacing such buildings).

EXECUTED as a deed by	)
SEGRO (WINNERSH) LIMITED	)
acting by	)
a director and its company secretary	)
or two directors	)

Director

Director/Secretary

EXECUTED as a deed by	)
SEQUANS COMMUNICATIONS LIMITED	)
acting by	)
a director and its company secretary	)
or two directors	)

Director

Director/Secretary